SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  March 4, 2008

TEXTECHNOLOGIES, INCORPORATED
(Name of small business issuer in its charter)

Delaware	333-140338	02-0783451
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

13520 Oriental St.
Rockville, MD 20853	20853
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code:  (301) 460-5818

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On March 4th, 2008, the Company entered into, an Asset Purchase Agreement (the "APA") with Avacom Net Public Company Limited (Avacom) regarding the intellectual property which was owned by the Company (the "IP").  Although the APA was originally signed on January 25th, 2008, it was Amended and effectuated on March 4th, 2008.

Under the APA, Avacom sold all of its rights in the IP to Textechnologies for a total amount of $105,000,000.00 (One Hundred Five Million USD). This amount is payable in a combination of cash and stock in the company.

Subject to the terms and conditions of the APA, the company has acquired 100 % of Avacom’s interest in “we-r-you.com”, including the source codes, tradename/trademark we-r-you, we-r-you.com and we-r-business.com (collectively “we-r-you.com"), including all patents, copyrights, trademarks, any other intellectual property of any kind, all claims for infringement, and all other assets and licenses of any kind owned by Avacom relating to we-r-you.com.

ITEM 5.02	DEPARTURE OF PRINCIPLE OFFICERS; ELECTION OF DIRECTORS; APPOINTNMENT OF PRINCIPAL OFFICERS.

A new Board was voted in following signing of the Agreement. The new Board consists of Stephen Van Zutphen, John Maier, Robert Wagner, and James J. Trainor. Director Peter Maddocks resigned.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d)    Exhibits.

Exhibit Number	Description

99.1	Press release dated March 10, 2008, regarding acquisition.

   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant  has duly  caused  this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEXTECHNOLOGIES, INCORPORATED

Dated: March 10, 2008	By:	/s/ John Maier
John Maier
Chief Executive Officer